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                                                                     EXHIBIT 3.1
                            ARTICLES OF INCORPORATION
                                       OF
                             LIBERTY SELF-STOR, INC.

                                    ARTICLE I
                                  INCORPORATION

         1600 CNB Corp., whose address is 1375 East Ninth Street, 20th Floor, Cleveland, Ohio 44114, does hereby serve as incorporator and form a corporation (the "Corporation") under the general laws of the State of Maryland.

                                   ARTICLE II
                                      NAME

         The name of the Corporation is Liberty Self-Stor, Inc.

                                   ARTICLE III
                                     PURPOSE

         3.1 General Purposes. The Corporation is formed for the purpose of engaging in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Maryland as it presently exists or may be amended in the future (the "Maryland General Corporation Law").

         3.2 Operation as REIT. Without limiting the generality of the foregoing purpose, at such time or times as the Board of Directors of the Corporation determines that it is in the interest of the Corporation and its stockholders that the Corporation engage in the business of, and conduct its business and affairs so as to qualify as a real estate investment trust (as that phrase is defined in the Internal Revenue Code of 1986, as amended, the purpose of the Corporation shall include engaging in the business of a real estate investment trust. This reference to such purpose shall not make unlawful or unauthorized any otherwise lawful act or activity that the Corporation may take that is inconsistent with such purpose.

                                   ARTICLE IV
                            PRINCIPAL OFFICE ADDRESS

         The address of the principal office of the Corporation in the State of Maryland is c/o CSC - Lawyers Incorporating Services Company, 11 East Chase Street, Baltimore, MD 21202.

                                    ARTICLE V
                                 RESIDENT AGENT


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         The Resident Agent of the Corporation is CSC - Lawyers Incorporating
Services Company, 11 East Chase Street, Baltimore, MD 21202. Said Resident Agent is a Maryland corporation.
                                   ARTICLE VI
                                CAPITAL STRUCTURE

         6.1 Authorized Capital Stock. The aggregate number of shares of all classes of stock that the Corporation is authorized to issue is 52,000,000 shares, consisting of:

           (a) 50,000,000 shares of Common Stock, par value $0.001 per share (the "Common Stock"); and

           (b) 2,000,000 shares of Serial Preferred Stock, par value $0.001 per share (the "Preferred Stock").

           The Common Stock and the Preferred Stock are collectively referred to herein as the "Equity Shares."

         6.2 REIT-Related Restrictions and Limitations on the Equity Shares of the Corporation.

         From the date hereof and until the "Restriction Termination Date," as defined below, all Equity Shares of the Corporation shall be subject to the following restrictions and limitations intended to preserve the Corporation's status as a REIT:

           6.2.1 DEFINITIONS. The following terms shall have the following meanings:

           "Acquire" shall mean the acquisition of Beneficial or Constructive Ownership of Equity Shares, whether by a Transfer, Non-Transfer Event or by any other means, including, without limitation, acquisition pursuant to the exercise of any option, warrant, pledge or other security interest or similar right to acquire Equity Shares, but shall not include the acquisition of any such rights, unless, as a result, the acquiror would be considered a Beneficial Owner, as defined below.

           "Beneficial Ownership" shall mean ownership of Equity Shares by a person who would be treated as an owner of Equity Shares either directly or indirectly under Section 542(a)(2) of the Code, taking into account, for this purpose, constructive ownership determined under
         Section 544 of the Code, as modified by section 856(h)(1)(B) of the Code (except where expressly provided otherwise). The terms "Beneficial Owner," "Beneficially Owns" and "Beneficially Owned" shall have the correlative meanings.

           "Beneficiary" shall mean, with respect to any Share Trust, one or more organizations described in each of Section 170(b)(1)(A) (other than clauses (vii) or (viii) thereof) and Section 170(c)(2) of the Code named by the Share Trust as the beneficiary or beneficiaries of such Share Trust, in accordance with the provisions of Section 6.4.1. hereof.

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           "Code" shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time, or any successor statute thereto, as interpreted by the applicable regulations thereunder. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

           "Constructive Ownership" shall mean ownership of Equity Shares by a person who would be treated as an owner of such Equity Shares either directly or constructively through the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code. The terms "Constructively Own," "Constructively Owned" and "Constructive Owner" shall have the correlative meanings.

           "Exempt Party" shall mean (1) Turkey Vulture Fund XIII, Ltd., (2) Richard M. Osborne and all members of Osborne's immediate family, as such term is defined in Section 544(a)(2) of the Code, and (3) any
          Section 544 Subsidiary of the entity or individuals described in clauses (1) and (2) above (the entities and individuals described in clauses (1) and (2) above being collectively referred to herein as the "Osborne Affiliates").

           "Market Price" shall mean the average closing price for the ten (10) consecutive Trading Days immediately preceding such date. The market price for each such Trading Day shall be: (i) if the Equity Shares are listed or admitted to trading on any national securities exchange or the Nasdaq National Market System, the closing price, regular way, on such day, or if no such sale takes place on such day, the average of the closing bid and asked prices on such day; (ii) if the Equity Shares are not listed or admitted to trading on any national securities exchange or the Nasdaq National Market System, the last reported sale price on such day or, if no sale takes place on such day, the average of the closing bid and asked prices on such day, as reported by a reliable quotation source designated by the Corporation, or (iii) if the Equity Shares are not listed or admitted to trading on any national securities exchange or the Nasdaq National Market System and no such last reported sale price or closing bid and asked prices are available, the average of the reported high bid and low asked prices on such day, as reported by a reliable quotation source designated by the Corporation, or if there shall be no bid and asked prices on such day, the average of the high bid and low asked prices, as so reported, on the most recent day (not more than ten (10) days prior to the date in question) for which prices have been so reported; provided, however, that if there are no bid and asked prices reported during the ten (10) days prior to the date in question, the Market Price of the Equity Shares shall be determined by the Corporation acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate. In the event the Equity Shares includes rights that a holder of Equity Shares would be entitled to receive, and the Corporation acting in good faith determines that the value of such rights is not reflected in the Market Price of the Equity Shares determined as aforesaid, then the Market Price of such rights shall be determined by the Corporation acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate.

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           "Non-Transfer Event" shall mean an event other than a purported
          Transfer that would cause any Person to Beneficially Own or Constructively Own Equity Shares in excess of the Ownership Limit (or would cause the Corporation to fail to qualify as a REIT), including, without limitation, a change in the capital structure of the Corporation.

           "Ownership Limit" shall mean 9.8% of the aggregate value of all outstanding Equity Shares; provided, however, with respect to any entity, the ownership of whose Equity Shares is attributable to the owners of such entity under Sections 544 and 856(h) of the Code and which will be "looked through" for the purposes of applying Section 856(a)(6) and (h) of the Code, the Ownership Limit shall mean 15% of the aggregate value of all outstanding Equity Shares.

           "Partnership" shall mean LSS I Limited Partnership, a Delaware limited partnership any successor thereto and any other similar partnership formed by the Corporation or any successor to such similar partnership.

           "Permissible Ownership Threshold" shall mean as to the Osborne Affiliates 75%; provided that once an Exempt Party transfers such Equity Shares such that such Exempt Party following such transfer Beneficially Owns and Constructively Owns less in value than the Ownership Limit, then such Exempt Party's Permissible Ownership Threshold shall equal the Ownership Limit; provided, further, however, that the foregoing proviso shall not restrict the Osborne Affiliates from acquiring Equity Shares upon the redemption of Class A limited partnership interests and preferred limited partnership interests of the Partnership if such acquisition would not result in the Osborne Affiliates exceeding 75% as specified above.

           "Permitted Transferee" shall mean any Person designated as a Permitted Transferee in accordance with the provisions of Section
          6.4.5 hereof.

           "Person" shall mean an individual, corporation, partnership, limited liability company, estate, trust (including a trust qualified under section 401(a) or 501(e)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3)of the Securities Exchange Act of 1934, as amended, but does not include an underwriter who participates in any public offering of Equity Shares and/or securities convertible into or exchangeable for Equity Shares (a "Secondary Offering") for a period of sixty (60) days following the purchase by such underwriter of the Equity Shares and/or securities convertible into or exchangeable for Equity Shares in such Secondary Offering.

           "Purported Beneficial Transferee" shall mean, with respect to any purported Transfer that results in Shares-In-Trust as defined below in section 6.4 hereof, the purported beneficial


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          transferee for whom the Purported Record Transferee would have
          Acquired Equity Shares of the Corporation if such Transfer had been valid under Section 6.2.2 hereof.

           "Purported Record Transferee" shall mean, with respect to any purported Transfer which results in Shares-in-Trust, the Person who would have been the record holder of the Equity Shares of the Corporation if such Transfer had been valid under Section 6.2.2 hereof.

           "REIT" shall mean a real estate investment trust under Section 856 ET. SEQ. of the Code.

           "Restriction Termination Date" shall mean the day on which the Corporation determines pursuant to Section 6.2.8 that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT.

           "Share Trust" shall mean any separate trust created pursuant to
          Section 6.4.1 hereof and administered in accordance with the terms of
          Section 6.4 hereof, for the exclusive benefit of any Beneficiary.

           "Shares-in-Trust" shall mean any Equity Shares designated Shares-in-Trust pursuant to Section 6.4.1 hereof.

           "Share Trustee" shall mean the trustee of the Share Trust, which is selected by the Corporation but not affiliated with the Corporation, the Partnership or the Beneficiary, and any successor trustee appointed by the Corporation.

           "Section 544 Subsidiary" of any individual or entity shall mean any entity, over 50% of the ownership interest in which is owned, directly or indirectly (applying the principles of Section 544 of the Code), by the individual or entity in question.

           "Trading Day" shall mean a day on which the principal national securities exchange on which such Equity Shares are listed or admitted to trading is open for the transaction of business, or, if such Equity Shares are not listed or admitted to trading on any national securities exchange, shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

           "Transfer" (as a noun) shall mean any sale, transfer, gift, assignment, devise or other disposition of Equity Shares or the right to vote or receive dividends on Equity Shares (including without limitation (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Equity Shares or the right to vote or receive dividends on Equity Shares or (ii) the sale, transfer, assignment or other disposition or grant of any securities or rights convertible into or exchangeable for Equity Shares, or the right to vote or receive dividends on Equity Shares), whether voluntary or involuntary, whether of record or beneficially and whether by operation or law or otherwise. "Transfer" (as a


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          verb) shall have a correlative meaning.

           6.2.2  OWNERSHIP LIMITATION AND TRANSFER RESTRICTIONS.

           (i) Except as provided in Section 6.2.6 hereof, from the date hereof and prior to the Restriction Termination Date: (w) no Person (other than an Exempt Party) shall Beneficially Own or Constructively Own Equity Shares in excess of the Ownership Limit; (x) no Person shall Acquire Equity Shares if, as a result of such acquisition, the Equity Shares would be beneficially owned by fewer then 100 Persons (determined without reference to any rules of attribution under the Code); (y) no Person shall Acquire Equity Shares or any interest therein if, as a result of such acquisition, the Corporation would be "closely held" within the meaning of Section 856(h) of the Code or would otherwise fail to qualify as a REIT, as the case may be; and (z) no Person shall Acquire Equity Shares or any interest therein if, as a result of such acquisition, the Corporation would Constructively Own 10% or more of the ownership interest in a tenant of the Corporation's or the Partnership's real property, within the meaning of Section 856(d)(2)(B) of the Code, or would otherwise fail to qualify as a REIT, as the case may be.

           (ii) Any Transfer (other than a Transfer to an Exempt Party) that would result in a violation of the restrictions in Section 6.2.2(i) above shall be void AD INITIO as to the purported Transfer of such number of Equity Shares that would cause the violation of the applicable restriction in Section 6.2.2(i), and the Purported Record Transferee (other than an Exempt Party) and the Purported Beneficial Transferee, if different, shall acquire no rights in such Equity Shares.

           6.2.3  AUTOMATIC TRANSFER TO SHARE TRUST.

           (i) If, notwithstanding the other provisions contained in this
          Article VI, at any time from the date hereof and prior to the Restriction Termination Date, there is a purported Transfer or Non-Transfer Event such that any Person (other than an Exempt Party) would either Beneficially Own or Constructively Own Equity Shares in excess of the Ownership Limit, then, except as otherwise provided in
          Section 6.2.6 hereof (x) the Purported Record Transferee and the Purported Beneficial Transferee, if different, shall acquire no right or interest (or in the case of a Non-Transfer Event, the person holding record title to the Equity Shares Beneficially Owned or Constructively Owned by such Beneficial Owner or Constructive Owner, shall cease to own any right or interest) in such number of Equity Shares which would cause such Purported Record Transferee and Purported Beneficial Transferee, if different, to Beneficially Own or Constructively Own Equity Shares in excess of the Ownership Limit (rounded up to the nearest whole share), (y) such number of Equity Shares in excess of the Ownership Limit (rounded up to the nearest whole share) shall be designated Shares-in-Trust and, in accordance with the provisions of Section 6.4.1 hereof, transferred automatically and by operation of law to the Share Trust to be held in


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          accordance with Section 6.4.1 hereof and (z) such Purported Record
          Transferee and the Purported Beneficial Transferee, if different, shall submit such number of Equity Shares to the Share Trust for registration in the name of the Share Trustee. Any Purported Record Transferee and Purported Beneficial Transferee, if different, shall acquire no right or interest (or, in the case of a Non-Transfer Event, the person holding record title to the Equity Shares Beneficially Owned or Constructively Owned by such Beneficial Owner or Constructive Owner, shall cease to own any right or interest) in such number of Equity Shares which would cause such Person to own Equity Shares in excess of the Ownership Limit. Such transfer to a Share Trust and the designation of shares as Shares-in-Trust shall be effective as of the close of business on the business day prior to the date of the Transfer or Non-Transfer Event, as the case may be.

           (ii) If, notwithstanding the other provisions contained in this
          Article VI, at any time from the date hereof and prior to the Restriction Termination Date, there is a purported Transfer or Non-Transfer Event that, if effective, would (i) result in the Equity Shares being beneficially owned by fewer that 100 Persons (determined without reference to any rules of attribution), (ii) result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code, (iii) cause the Corporation to Constructively Own 10% or more of the ownership interests in a tenant of the Corporation's or the Partnership's real property, within the meaning of Section 856(d)(2)(B) of the Code, or (iv) cause the Corporation to otherwise fail to qualify as a REIT, as the case may be, then (x) the Purported Record Transferee and the Purported Beneficial Transferee, if different, shall acquire no right or interest (or, in the case of a Non-Transfer Event, the person holding record title to the Equity Shares Beneficially Owned or Constructively Owned by such Beneficial Owner or Constructive Owner, shall cease to own any right or interest) in such number of Equity Shares, the ownership of which by such Purported Record Transferee and Purported Beneficial Transferee, if different, would (A) result in the Equity Shares being beneficially owned by fewer than 100 Persons (determined without reference to any rules of attribution), (B) result in the Corporation being "closely held" within the meaning of Section 856(b) of the Code, (C) cause the Corporation to Constructively Own 10% or more of the ownership interests in a tenant of the Corporation's or the Partnership's property, within the meaning of Section 856(d)(2)(B) of the Code, or
          (D) would otherwise cause the Corporation to fail to qualify as a REIT, as the case may be, (y) such number of Equity Shares (rounded up to the nearest whole share) shall be designated Shares-in-Trust and, in accordance with the provisions of Section 6.4.1 hereof, transferred automatically and by operation of law to the Share Trust to be held in accordance with Section 6.4.1 hereof and (z) the Purported Record Transferee and the Purported Beneficial Transferee, if different, shall submit such number of Equity Shares to the Share Trust for registration in the name of the Share Trustee. Any Purported Record Transferee and Purported Beneficial Transferee, if different, shall acquire no right or interest (or, in the case of a Non-Transfer Event, the person holding record title to the Equity Shares Beneficially Owned or Constructively Owned by such Beneficial Owner or Constructive Owner, shall cease to own any right or interest) in such number of Equity Shares which would cause such Person to own Equity Shares that would (A) result

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          in the Equity Shares being beneficially owned by fewer than 100
          Persons (determined without reference to any rules of attribution),
          (B) result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code, (C) cause the Corporation to Constructively Own 10% or more of the ownership interests in a tenant of the Corporation's or the Partnership's property, within the meaning of Section 856(d)(2)(B) of the Code, or (D) would otherwise cause the Corporation to fail to qualify as a REIT. Such transfer to a Share Trust and the designation of Equity Shares as Shares-in-Trust shall be effective as of the close of business on the business day prior to the date of the Transfer or Non-Transfer Event, as the case may be.

           6.2.4  REMEDIES FOR BREACH.

           If the Board of Directors of the Corporation or its designee shall at any time determine in good faith that a purported Transfer of Equity Shares has taken place in violation of Section 6.2.2 hereof or that a Person intends to acquire or has attempted to acquire (determined without reference to any rules of attribution) Beneficial Ownership or Constructive Ownership of any Equity Shares of the Corporation in violation of Section 6.2.2 hereof, the Board of Directors of the Corporation or its designee shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or acquisition, including but not limited to, refusing to give effect to such Transfer or acquisition on the books of the Corporation or instituting proceedings to enjoin such Transfer or acquisition; PROVIDED HOWEVER, that any Transfer, attempted Transfer, acquisition or attempted acquisition in violation of Section 6.2.2(i) hereof shall automatically result in the Transfer described in Section 6.2.3 hereof, irrespective of any action (or non-action) by the Board of Directors, except as provided in Section 6.2.6 hereof.

           6.2.5  NOTICE OF RESTRICTED TRANSFER.

           (i) Any Person who acquires or attempts to acquire Equity Shares in violation of Section 6.2.2, and any Person who is a Purported Record Transferee or a Purported Beneficial Transferee of Equity Shares that are transferred to a Share Trust under Section 6.2.3 hereof, shall immediately give written notice to the Corporation of such event, shall submit to the Corporation such number of Equity Shares to be transferred to the Share Trust and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or attempted Transfer or such Non-Transfer Event on the Corporation's status as REIT;

           (ii) From the date hereof and prior to the Restriction Termination Date every Beneficial Owner or Constructive Owner of more than 5% (or such other percentage as provided in the pertinent income tax regulations promulgated under the Code) of the number or value of the outstanding Equity Shares of the Corporation shall, within 30 days after January 1 of each year, give written notice to the Corporation stating the name and address of such Beneficial Owner or Constructive Owner, the number of Equity Shares Beneficially or Constructively

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          Owned, and a description of how such shares are held. Each such
          Beneficial Owner or Constructive Owner shall provide to the Corporation such additional information that the Corporation may reasonably request in order to determine the effect, if any, of such Beneficial or Constructive Ownership on the Corporation's status as a REIT and to ensure compliance with the Ownership Limit; and

           (iii) From the date hereof and prior to the Restriction Termination Date, each Person who is a Beneficial Owner or Constructive Owner of Equity Shares of the Corporation and each Person (including the stockholder of record) who is holding Equity Shares of the Corporation for a Beneficial Owner or Constructive Owner shall provide the Corporation such information as the Corporation may reasonably request in order to determine the Corporation's status as a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance and to ensure compliance with the Ownership Limit.

           6.2.6 EXCEPTION. The Board of Directors, in its sole discretion, may, but shall in no case be required to, exempt a Person (an "Exempted Holder") from the Ownership Limit if no Person who is an individual as defined in Section 542(a)(2) of the Code will, as the result of the ownership of Equity Shares by the Exempted Holder, be considered to have Beneficial Ownership or Constructive Ownership of an amount of Equity Shares that will violate the restrictions contained in Section 6.2.2(i)(x), (y) or (z) hereof; PROVIDED that (i) the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that no individual's Beneficial Ownership or Constructive Ownership of an amount of Equity Shares will violate the Ownership Limit or the restrictions contained in Section 6.2.2(i)(x)(y) and (z) hereof, and (ii) such Person agrees that any violation or attempted violation will result in a Transfer to the Share Trust of Equity Shares pursuant to Section 6.2.3 hereof. Prior to granting any exception pursuant to this Section 6.2.6, the Board of Directors may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors, in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation's status as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

           6.2.7. LEGEND. Each certificate for shares of Equity Shares shall bear substantially the following legend:

             "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON OWNERSHIP AND TRANSFER FOR THE PURPOSE OF THE CORPORATION'S MAINTENANCE OF ITS STATUS AS A REAL ESTATE INVESTMENT TRUST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"). EXCEPT AS OTHERWISE PROVIDED PURSUANT TO THE CHARTER OF THE CORPORATION, NO PERSON MAY BENEFICIALLY




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             OWN OR CONSTRUCTIVELY OWN (1) EQUITY SHARES IN EXCESS OF 9.8% (OR
             15% IN THE CASE OF AN ENTITY, THE OWNERSHIP OF WHOSE EQUITY SHARES IS ATTRIBUTABLE TO THE OWNERS OF SUCH ENTITY UNDER SECTIONS 544 AND 856(h) OF THE CODE AND WHICH WILL BE "LOOKED THROUGH" FOR THE PURPOSES OF APPLYING SECTION 856(a)(6) AND (h) OF THE CODE) OF THE AGGREGATE VALUE OF THE OUTSTANDING EQUITY SHARES, (2) EQUITY SHARES THAT WOULD RESULT IN THE TRUST BEING "CLOSELY HELD" UNDER SECTION 856(h) OF THE CODE, (3) EQUITY SHARES THAT WOULD RESULT IN THE EQUITY SHARES BEING BENEFICIALLY OWNED BY FEWER THAN 100 PERSONS (DETERMINED WITHOUT REFERENCE TO ANY RULES OF ATTRIBUTION) OR (4) EQUITY SHARES THAT WOULD CAUSE THE CORPORATION TO CONSTRUCTIVELY OWN 10% OR MORE OF THE OWNERSHIP INTERESTS IN A TENANT OF THE REAL PROPERTY OF THE CORPORATION OR THE PARTNERSHIP, WITHIN THE MEANING OF SECTION 856(d)(2)(B) OF THE CODE, WITH FURTHER RESTRICTIONS AND EXCEPTIONS SET FORTH IN THE CORPORATION'S CHARTER. ANY PERSON WHO ATTEMPTS OR PROPOSES TO BENEFICIALLY OWN OR CONSTRUCTIVELY OWN EQUITY SHARES IN EXCESS OF THE ABOVE LIMITATIONS MUST IMMEDIATELY NOTIFY THE CORPORATION IN WRITING. IF AN ATTEMPT IS MADE TO VIOLATE OR THERE IS A VIOLATION OF THESE RESTRICTIONS (1) ANY PURPORTED TRANSFER WILL BE VOID AB INITIO AND WILL NOT BE RECOGNIZED BY THE CORPORATION, (2) THE EQUITY SHARES IN VIOLATION OF THESE RESTRICTIONS, WHETHER AS A RESULT OF A TRANSFER OR NON-TRANSFER EVENT, WILL BE TRANSFERRED AUTOMATICALLY AND BY OPERATION OF LAW TO A SHARE TRUST AND SHALL BE DESIGNATED SHARES-IN-TRUST. ALL TERMS USED IN THIS LEGEND AND DEFINED IN THE CORPORATION'S CHARTER HAVE THE MEANINGS DEFINED IN THE CORPORATION'S CHARTER, AS THE SAME MAY BE AMENDED FROM TIME TO TIME, A COPY OF WHICH, INCLUDING THE RESTRICTIONS ON OWNERSHIP AND TRANSFER, WILL BE SENT WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS."

           6.2.8 REIT QUALIFICATIONS. The Board of Directors shall use its reasonable best efforts to cause the Corporation to qualify for United States Federal income tax treatment as a REIT in accordance with the provisions of the Code applicable to a REIT and shall not take any action which could adversely affect the ability of the Corporation to qualify as a REIT. In furtherance of the foregoing, the Board of Directors shall use its reasonable best efforts to take such actions as are necessary, and may take such actions as in its sole judgment and discretion are desirable to preserve the status of the Corporation as a REIT; PROVIDED, HOWEVER, that if the Board of Directors determines in its sole judgment and discretion it is no longer in the best interests of the Corporation to continue to have the Corporation qualify as a REIT, the Board of Directors may terminate the Corporation's REIT election.

           6.2.9 REMEDIES NOT LIMITED. Nothing contained in this Article VI shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders in preserving the Corporation's status as a REIT.

           6.2.10 AMBIGUITY. In the case of an ambiguity in the application of any of the provisions of this Article VI, including any definition contained in Section 6.2.1, the Board of Directors shall have the power to determine the application of the provisions of this Article VI with respect to any situation based on the facts known to it.

           6.2.11 SEVERABILITY. If any provision of this Article VI or any application of any such provision is determined to be invalid by a federal or state court having jurisdiction over the issue, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

         6.3      Common Stock.

           (a) Powers, Preferences and Rights. Except as may otherwise be provided by these Articles of Incorporation, as may be amended from time to time by resolutions of the Board of Directors designating a class or series of Preferred Stock pursuant to Section 6.5 hereof (these "Articles of Incorporation"), or by the Maryland General Corporation Law, the powers, preferences and rights of the Common Stock, and the qualifications, limitations or restrictions thereof, shall be in all respects identical.

           (b) Voting Rights. Except as may otherwise be provided by these Articles of Incorporation or by the Maryland General Corporation Law, (i) all rights to vote and all voting power shall be vested exclusively in the holders of the Common Stock and (ii) each holder of Common Stock shall be entitled to one vote for each share held of record on the applicable record date on all matters presented for a vote of the stockholders of the Corporation, including, without limitation, the election of directors.

           (c) Dividends; Recapitalizations. Except as may otherwise be provided by these Articles of Incorporation or by the Maryland General Corporation Law, if, as and when dividends on the Common Stock are declared payable from time to time by the Board of Directors as provided in this Section 6.3(c), whether payable in cash, property, stock or other securities, the holders of Common Stock shall be entitled to share equally, on a per share basis, in such dividends.

           (d) Liquidating Distributions. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or upon any sale or conveyance of all or substantially all of the assets of the Corporation, after payment or provision for payment of all the liabilities of the Corporation and the expenses of liquidation, and after the holders of the Preferred Stock shall have been paid in full the amounts, if any, to which they are entitled or a sum sufficient for such payment in full shall have been set aside, the remaining assets of the Corporation available for distribution shall be distributed ratably to the holders of the Common Stock in accordance with their respective rights and interests.

         6.4     Shares-in Trust.

           6.4.1 SHARE TRUST. Any Equity Shares transferred to a Share Trust and designated Shares-in-Trust pursuant to Section 6.2.3 hereof shall be held for the exclusive benefit of the Beneficiary. The Corporation shall name a Beneficiary and Share Trustee of each Share Trust within 30 days after discovery of the existence thereof. Any transfer to a Share Trust, and subsequent designation of Equity Shares as Shares-in-Trust, pursuant to Section 6.2.3 hereof shall be effective as of the close of business on the business day prior to the date of the Transfer or Non-Transfer Event that results in the transfer to the Share Trust. Shares-in-Trust shall remain issued and outstanding Equity Shares of the Corporation and shall be entitled to the same rights and privileges on identical terms and conditions as are all other issued and outstanding Equity Shares of the same class and series. When transferred to a Permitted Transferee in accordance with the provisions of Section 6.4.3 hereof, such Shares-in-Trust shall cease to be designated as Shares-in-Trust.

           6.4.2 DIVIDEND RIGHTS. The Share Trustee, as record holder of Shares-in-Trust, shall be entitled to receive all dividends and distributions as may be declared by the Board of Directors on such Equity Shares and shall hold such dividends or distributions in trust for the benefit of the Beneficiary. The Purported Record Transferee or Purported Beneficial Transferee, if different, with respect to Shares-in-Trust shall repay to the Share Trustee the amount of any dividends or distributions received by it that (i) are attributable to any Equity Shares designated as Shares-in-Trust and (ii) the record date of which was on or after the date that such shares became Shares-in-Trust. The Corporation shall take all measures that it determines reasonably necessary to recover the amount of any such dividend or distribution paid to the Purported Record Transferee or Purported Beneficial Transferee, if different, including, if necessary, withholding any portion of future dividends or distributions payable on Equity Shares Beneficially Owned or Constructively Owned by the Person who, but for the provisions of
          Section 6.2.3 hereof, would Constructively Own or Beneficially Own the Shares-in-Trust; and, as soon as reasonably practicable following the Corporation's receipt or withholding thereof, shall pay over to the Share Trustee for the benefit of the Beneficiary the dividends so received or withheld, as the case may be.

           6.4.3 RIGHTS UPON LIQUIDATION. In the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of the Corporation (other than a dividend), each Share Trustee shall be entitled to receive, ratably with each other holder of Equity Shares of the same class or series, that portion of the assets of the Corporation which is available for distribution to the holders of such class and series of Equity Shares. The Share Trustee shall distribute to the Purported Record Transferee the amounts received upon such liquidation, dissolution, winding up, or distribution; PROVIDED, HOWEVER, that the

          Purported Record Transferee shall not be entitled to receive amounts pursuant to this Section 6.4.3 in excess of, in the case of a purported Transfer in which the Purported Record Transferee gave value for Equity Shares and which Transfer resulted in the transfer of the shares to the Share Trust, the price per share, if any, such Purported Record Transferee paid for the Equity Shares and, in the case of a Non-Transfer Event or Transfer in which the Purported Record Transferee did not give value for such shares (E.G., if the shares were received through a gift or devise) and which Non-Transfer Event or Transfer, as the case may be, resulted in the transfer of shares to the Share Trust, the price per share equal to the Market Price on the date of such Non-Transfer Event or Transfer. Any remaining amount in such Share Trust shall be distributed to the Beneficiary.

           6.4.4 VOTING RIGHTS. The Share Trustee shall be entitled to vote all Shares-in-Trust. Any vote by a Purported Record Transferee as a holder of Equity Shares prior to the discovery by the Corporation that the Equity Shares are Shares-in-Trust shall, subject to applicable law, be rescinded and shall be void AB INITIO with respect to such Shares-in-Trust and the Purported Record Transferee shall be deemed to have given, as of the close of business on the business day prior to the date of the purported Transfer or Non-Transfer Event that results in the transfer to the Share Trust of Equity Shares under Section
          6.2.3 hereof, an irrevocable proxy to the Share Trustee to vote the Shares-in-Trust in the manner in which the Share Trustee, in its sole and absolute discretion, desires.

           6.4.5 DESIGNATION OF PERMITTED TRANSFEREE. The Share Trustee shall have the exclusive and absolute right to designate a Permitted Transferee of any and all Shares-in-Trust. In an orderly fashion so as not to materially adversely affect the Market Price of the Shares-in Trust, the Share Trustee shall designate any Person as Permitted Transferee; PROVIDED, HOWEVER, that (i) the Permitted Transferee so designated purchases for valuable consideration (whether in a public or private sale), at a price set forth in Section 6.4.7 hereof, the Shares-in-Trust, and (ii) the Permitted Transferee so designated may acquire such Shares-in-Trust without such acquisition resulting in a transfer to a Share Trust and the redesignation of such Equity Shares so acquired as Shares-in-Trust under Section 6.2.3 hereof. Upon the designation by the Share Trustee of a Permitted Transferee in accordance with the provisions of this Section 6.4.5, the Share Trustee shall (i) cause to be transferred to the Permitted Transferee that number of Shares-in-Trust acquired by the Permitted Transferee,
          (ii) cause to be recorded on the books of the Corporation that the Permitted Transferee is the holder of record of such number of Equity Shares, (iii) cause the Shares-in-Trust to be canceled, and (iv) distribute to the Beneficiary any and all amounts held with respect to the Shares-in-Trust after making the payment to the Purported Record Transferee pursuant to Section 6.4.6 hereof.

           6.4.6 COMPENSATION TO RECORD HOLDER OF EQUITY SHARES THAT BECOME SHARES-IN-TRUST. Any Purported Record Transferee shall be entitled (following discovery of the Shares-in-Trust and subsequent designation of the Permitted Transferee in accordance with Section 6.4.5 hereof) to receive from the Share Trustee upon the sale or other disposition of such Shares-in-Trust the lesser of (i) in the case of (a) a purported Transfer in which the Purported Record Transferee, or Purported Beneficial Transferee, if different, gave value for Equity Shares and which Transfer resulted in the transfer of the shares to the Share Trust, the price per share, if any, such Purported Record Transferee or Purported Beneficial Transferee, if different, paid for the Equity Shares, or (b) a Non-Transfer Event or Transfer in which the Purported Record Transferee or Purported Beneficial Transferee, if different, did not give value for such shares (E.G., if the shares were received through a gift or devise) and which Non-Transfer Event or Transfer, as the case may be, resulted in the transfer of shares to the Share Trust, the price per share equal to the Market Price on the date of such Non-Transfer Event or Transfer, and (ii) the price per share received by the Share Trustee of the Share Trust from the sale or other disposition of such Shares-in-Trust in accordance with Sections 6.4.5 or 6.4.7 hereof. Any amounts received by the Share Trustee in respect of such Shares-in-Trust and in excess of such amounts to be paid the Purported Record Transferee pursuant to this
          Section 6.4.6 shall be distributed to the Beneficiary in accordance with the provisions of Section 6.4.5 hereof. Each Beneficiary and Purported Record Transferee and Purported Beneficial Transferee, if different, waives any and all claims that each may have against the Share Trustee and the Share Trust arising out of the disposition of the Shares-in-Trust, except for claims arising out of the gross negligence or willful misconduct of, or any failure to make payments in accordance with this Section 6.4, by such Share Trustee or the Corporation.

           6.4.7 PURCHASE RIGHT IN SHARES-IN-TRUST. Shares-in-Trust shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that created such Shares-in-Trust (or, in the case of devise, gift or Non-Transfer Event, the Market Price at the time of such devise, gift or Non-Transfer Event) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer for a period of ninety days after the later of (i) the date of the Non-Transfer Event or purported Transfer which resulted in such Shares-in-Trust and (ii) the date the Corporation determines in good faith that a Transfer or Non-Transfer Event resulting in Shares-in-Trust has occurred, if the Corporation does not receive a notice of such Transfer or Non-Transfer Event pursuant to Section
          6.2.5 hereof.

         6.5      Preferred Stock.

           (a) Designations by Board of Directors. The Preferred Stock may be issued from time to time in one or more classes or series with such voting rights, full or limited, or without voting rights, and with such designations, preferences and relative, participating, optional or special rights, and qualifications, limitations or restrictions as are stated herein and as shall be stated and expressed in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors as hereinafter prescribed.

           (b) Terms of the Preferred Stock. Subject to the rights of the holders of the Common

Stock, authority is hereby expressly granted to and vested in the Board of Directors or any designated committee thereof to authorize the issuance of the Preferred Stock from time to time in one or more classes or series, to determine and take necessary proceedings to fully effectuate the issuance and redemption of any such Preferred Stock and, with respect to each class or series of Preferred Stock, to fix and state from time to time, by resolution or resolutions providing for the issuance thereof, the following:

                  (i) the number of shares to constitute the class or series and the designations thereof;

                  (ii) whether the class or series is to have voting rights, full or limited, or to be without voting rights;

                  (iii) the preferences and relative, participating, optional or special rights, if any, and qualifications, limitations or restrictions thereof, if any, of the class or series;

                  (iv) whether the shares of the class or series will be redeemable and, if redeemable, the redemption price or prices and the time or times at which, and the terms and conditions upon which, such shares will be redeemable and the manner of redemption;

                  (v) whether the shares of the class or series will be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement and, if such retirement or sinking funds are to be established, the annual amount thereof and the terms and conditions relative to the operation thereof;

                  (vi) the dividend rate, whether dividends are payable in cash, stock or otherwise, the conditions upon which and the times when such dividends are payable, the preference or relation to the payment of dividends on any other class or series of stock, whether or not such dividends will be cumulative or noncumulative and, if cumulative, the date or dates from which such dividends will accumulate;

                  (vii) the preferences, if any, and the amounts thereof that the holders of the class or series will be entitled to receive upon the voluntary or involuntary dissolution, liquidation or winding up of, or upon any distribution of the assets of, the Corporation;

                  (viii) whether the shares of the class or series will be convertible into, or exchangeable for, the shares of any other class or classes, or of any other series of the same or any other class or classes, of stock of the Corporation and the conversion price or prices, or ratio or ratios, or rate or rates, at which such conversion or exchange may be made, with such adjustments, if any, as shall be expressed or provided for in such resolution or resolutions; and

                  (ix) such other special rights and protective provisions with respect to the class or series as the Board of Directors or any designated committee thereof may deem advisable.

           The shares of each class or series of Preferred Stock may vary from the shares of any other class or series thereof in any or all of the foregoing respects. The Board of Directors or any designated committee thereof may from time to time increase the number of shares of Preferred Stock designated for any existing class or series by a resolution adding to such class or series authorized but unissued shares of Preferred Stock not designated for any other class or series thereof. The Board of Directors or any designated committee thereof may from time to time decrease the number of shares of Preferred Stock designated for any existing class or series by a resolution subtracting from such class or series any unissued shares of Preferred Stock designated for such class or series, and the shares so subtracted shall become authorized, unissued and undesignated shares of Preferred Stock.

         6.6 ISSUANCE OF EQUITY SHARES. The Board of Directors may authorize the issuance from time to time of Equity Shares of any class, whether now or hereafter authorized, or securities or rights convertible into Equity Shares, for such consideration as the Board of Directors may deem advisable (or without consideration in the case of a share split or dividend), subject to such restrictions or limitations, if any, as may be set forth in the Bylaws of the Corporation or the MGCL, and without any action by the stockholders.

         6.7 DIVIDENDS OR DISTRIBUTIONS. Subject to the requirements of the MGCL, the Board of Directors may from time to time declare and pay to stockholders such dividends or distributions in cash, property or other assets of the Corporation or in securities of the Corporation or from any other source as the Board of Directors in their discretion shall determine.

         6.8 PREEMPTIVE RIGHTS. No holder of any shares of any class or any other securities of the Corporation, whether now or hereafter authorized, shall have any preemptive rights to subscribe for or purchase any shares of any class or any other securities of the Corporation other than such rights, if any, as the Board of Directors, in its sole discretion, may fix; and any shares of any class or other securities which the Board of Directors may determine to offer for subscription may, within the Board of Directors' sole discretion, be offered to the holders of any class, series or type of shares of any class or other securities at the time outstanding to the exclusion of holders of any or all other classes, series or types of shares of any class or other securities at the time outstanding.

         6.9 SETTLEMENT. Nothing in this Article VI shall preclude settlement of any transaction entered into through the facilities of the New York Stock Exchange or any other national securities exchange or the Nasdaq National Market System. Despite the fact that settlement of any transaction is permitted, any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article VI.

         6.10 LIMITED LIABILITY. Notwithstanding the foregoing, no director or officer of the Corporation shall be liable to the Corporation for any damages, costs or expenses arising from any dividend or other distribution paid by the Corporation to a Purported Record Transferee or Purported Beneficial Transferee prior to the discovery by such director or officer that such Purported Record Transferee or Purported Beneficial Transferee was not entitled to receive such dividend or distribution by virtue of the provisions of Section 6.4.2, and no corporate action authorized by the stockholders of the Corporation prior to the discovery that a Purported Record Transferee or Purported Beneficial Transferee is not entitled to vote Equity Shares shall be void or voidable as a result of the inclusion of the vote of such Purported Record Transferee or Purported Beneficial Transferee in approving a Corporation action or in determining the presence of a quorum prior to the discovery that such Purported Record Transferee or Purported Beneficial Transferee was not entitled to vote by virtue of the provisions of Section 6.4.4.

         6.11 Amendment and Waiver. No amendment, modification or waiver of any provisions of Sections 6.1, 6.2, 6.3 or 6.4 hereof or of this Section 6.11 that adversely affects the rights, preferences or privileges of the Common Stock shall be effective without the affirmative vote of the holders of at least 51% of the outstanding shares of Common Stock entitled to vote at a meeting of the holders of Common Stock duly called for such purpose.

                                   ARTICLE VII
                               BOARD OF DIRECTORS

         7.1 Number and Term of Directors. The Board of Directors shall consist of not less than three nor more than fifteen members, with the exact number to be fixed from time to time by resolution of the Board of Directors in accordance with the Bylaws of the Corporation. No decrease in the number of directors shall have the effect of shortening the term of any incumbent director. The directors shall serve until their respective successors are duly elected and qualified or until their earlier resignation, death or removal from office. Except as may otherwise be provided by these Articles of Incorporation, the stockholders may remove a director, but only for cause, from office prior to the expiration of his or her term by an affirmative vote of two-thirds of the outstanding shares of all capital stock entitled to vote at a stockholders' meeting duly called for such purpose. For purposes of this section, "cause" shall mean that the director has (a) acted with gross negligence or willful misconduct in connection with the performance of his material duties to the Corporation; (b) acted against the best interests of the Corporation, which act has had a material and adverse impact on the financial affairs of the Corporation; or (c) been convicted of a felony or committed a material act of common law fraud against the Corporation or its employees and such act or conviction has or will have a material adverse effect on the interests of the Corporation.

         The following five individuals shall act as Directors until the first annual meeting of stockholders of the Corporation or until their successors are duly elected and qualified:

                               Steven A. Calabrese
                                 Mark D. Grossi
                                 Marc C. Krantz
                               Richard M. Osborne

                                 Thomas J. Smith

         7.2 Director Vacancies. Except as may otherwise be provided by these Articles of Incorporation, (i) whenever any vacancy on the Board of Directors occurs because of death, resignation, retirement, disqualification, removal, increase in the number of directors or otherwise, a majority of the directors then in office, although less than a majority of the entire Board of Directors, may fill the vacancy or vacancies for the balance of the unexpired term or terms, at which time a successor or successors shall be duly elected by the stockholders and qualified, and (ii) only the remaining directors of the Corporation shall have the authority, in accordance with the foregoing procedure, to fill any vacancy that exists on the Board of Directors.

         7.3 Amendment of Bylaws. In furtherance and not in limitation of the power conferred upon the Board of Directors by the MGCL, the Board of Directors shall have the power to make, adopt, alter, amend and repeal from time to time the Bylaws of the Corporation without any action on the part of the stockholders except as otherwise specifically provided in the Bylaws of the Corporation.

                                  ARTICLE VIII
               INDEMNIFICATION RIGHTS AND LIMITATION OF LIABILITY

         8.1 Indemnification Rights. The Corporation shall indemnify (i) its directors and officers, whether serving the Corporation or at its request any other entity, to the fullest extent required or permitted by MGCL or decisional law, now or hereafter in force, including the advance of expenses under the procedures and to the fullest extent permitted by MGCL, and (ii) other employees and agents of the Corporation whether serving the Corporation or at its request any other entity, to such extent as shall be authorized by the directors or the Bylaws and as permitted by law. The directors may take such action as is necessary to carry out these indemnification provisions and are expressly empowered to adopt, approve and amend from time to time such Bylaws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law.

         8.2 Limitation on Liability. To the maximum extent permitted under the MGCL or decisional law, as amended or interpreted, no director or officer of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for the breach of his or her fiduciary duty as an officer or director.

         8.3 Nonexclusivity and Benefit. The indemnification rights granted pursuant to this Article VIII shall not be exclusive of other indemnification rights, if any, granted to such person and shall inure to the benefit of the heirs and legal representatives of such person.

         8.4 Effect of Repeal, Amendment or Termination. To the maximum extent permitted under the MGCL, no repeal of or restrictive amendment of this Article VIII and no repeal, restrictive amendment or termination of effectiveness of any law authorizing this Article VIII shall apply to or affect adversely any right or protection of any director, officer, employee or agent of the Corporation, for or with respect to any acts or omissions of such person occurring prior to such repeal, amendment or termination of effectiveness.

         8.5 Retroactive Effect. To the maximum extent permitted under the MGCL, the indemnification and advancement of expenses provided by this Article VIII shall apply with respect to acts or omissions occurring prior to the adoption of this Article VIII.

                                   ARTICLE IX
                                  STOCKHOLDERS

         9.1 Special Meetings. Except as otherwise required by the MGCL, special meetings of holders of the Common Stock may be called only by (i) the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors, (ii) the Chief Executive Officer, (iii) the President, or (iv) the holders of at least 25% of the outstanding shares of Common Stock entitled to vote at the special meeting. The business transacted at any special meeting shall be limited to the purposes stated in the notice of such meeting.

                                    ARTICLE X
      CONTROL SHARES AND BUSINESS COMBINATIONS WITH INTERESTED STOCKHOLDERS

         10.1 The provisions of Subtitle 7 of Title 3 of the MGCL are by this reference incorporated herein as if set forth in their entirety; provided however that such provision shall not apply to the Osborne Affiliates. The Board of Directors in its sole judgment and discretion may in accordance with Subtitle 7 of Title 3 of the MGCL amend the Bylaws to exclude any other Person from the application of Subtitle 7 of Title 3 of the MGCL.

         10.2 The provisions of Subtitle 6 of Title 3 of the MGCL are by this reference incorporated herein as if here set forth in their entirety; provided, however that such provision shall not apply to the Osborne Affiliates.

                                   ARTICLE XI
                              CONFLICTS OF INTEREST

         Any director or officer individually, or any entity of which any director or officer may be a member, or any corporation or association of which any director or officer may be a director or officer or in which any director or officer may be interested as the holder of any amount of its capital stock or otherwise, may be a party to, or may be pecuniarily or otherwise interested in, any contract or transaction of the Corporation, and, in the absence of fraud, no contract or other transaction shall be thereby affected or invalidated; provided, however, that (a) such fact shall have been disclosed or shall have been known to the Board of Directors, or the committee thereof that approved such contract or transaction, and such contract or transaction shall have been approved or satisfied by the affirmative vote of a majority of the disinterested directors, (b) such fact shall have been disclosed or shall have been known to the stockholders entitled to vote, and such contract or transaction shall have been approved or ratified by a majority of the votes cast by the stockholders entitled to vote, other than the votes of shares owned of record or beneficially by the interested director, officer or corporation, firm or other entity, or (c) the contract or transaction is fair and reasonable to the Corporation. Any director of the Corporation who is also a member of such other entity so interested, or who is also a director or officer of or interested in such other corporation or association, may be counted in determining the existence of a quorum at any meeting of the Board of Directors of the Corporation which shall authorize any such contract or transaction, with like force and effect as if he were not such a director or officer of such other corporation or association or were not so interested or were not a member of an entity so interested.

                                   ARTICLE XII
                 PROVISIONS IN CONFLICT WITH LAW OR REGULATIONS

         (a) The provisions of these Articles are severable, and if the directors shall determine that any one or more of such provisions are in conflict with the REIT provisions of the Code, or other applicable federal or state laws, the conflicting provisions shall be deemed never to have constituted a part of these Articles, even without any amendment of these Articles; provided, however, that such determination by the directors shall not affect or impair any of the remaining provisions of these Articles or render invalid or improper any action taken or omitted prior to such determination. No director shall be liable for making or failing to make such a determination.

         (b) If any provisions of these Articles or any application of such provision shall be held invalid or unenforceable by any federal or state court having jurisdiction, such holding shall not in any manner affect or render invalid or uneforceable such provision in any other jurisdiction, and the validity of the remaining provisions of these Articles shall not be affected. Other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court. Moreover, if the transfer restrictions regarding Shares-In-Trust set forth in Article VI hereof are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee or issuee of any Shares may be deemed, at the option of the Board of Directors, to have acted as an agent on behalf of the Corporation in acquiring any Equity Shares that would otherwise result in the issuance of Shares-In-Trust and to hold such Equity Shares on behalf of the Corporation.

                                  ARTICLE XIII
                                    DURATION

         The duration of the Corporation shall be perpetual.